PRESS RELEASE

GLOBAL CROSSING LTD.
150 El Camino Drive
Suite 204
Beverly Hills, CA  90212
Tel 310.385.5200
Fax 310.858.8335


Clayton Assumes Responsibility of Global Crossing's
North American Operations

ROCHESTER, NY - October 7, 1999 - Global Crossing today announced that Rolla P. Huff, President of North American
Operations, will resign his position effective tomorrow to pursue other opportunities outside the firm. Joseph P.
Clayton, former Frontier Chief Executive Officer and currently Vice Chairman of Global Crossing, will reassume leadership of the North American Operations.

"Rolla has been a great asset to our company over the past 15 months. He raised our visibility on Wall Street, significantly improved our financial systems and controls, and was instrumental in consummating the merger with Global Crossing," said Clayton. "We wish him the best, and we know that he will be successful in whatever endeavor he chooses."

Added Huff, "I am pleased to have helped bring together these two great companies and am proud of the returns this merger yielded the Frontier shareholders. I remain convinced that this company has incredible upside potential."

About Global Crossing
Global Crossing (Nasdaq: GBLX) owns and operates a state-of-the-art fiber optic network in the United States and is developing and operating the world's first truly global IP-based fiber optic network with 88,100 announced route miles, connecting five continents, 24 countries and 170 cities. The Global Crossing Network and its product offerings will be available to over 80% of the world's international communications traffic. Through its subsidiary Global Marine, Global Crossing also owns the largest fleet of cable laying and maintenance vessels in the world and currently services more than a third of the world's undersea cable miles. Global Crossing is included in both the S&P 500 and the Nasdaq 100. Global Crossing's operations are headquartered in Hamilton, Bermuda, with executive offices in Los Angeles, California, Morristown, New Jersey, and Rochester, New York. For more information, visit www.globalcrossing.com.

Statements made in this press release that state the company's or management's intentions, beliefs, expectations, or predictions for the future are forward-looking statements. It is important to note that the company's actual results could differ materially from those projected in such forward-looking statements. Information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the company's filings with the U.S. Securities and Exchange Commission (SEC). Copies of these filings may be obtained by contacting the company or the SEC.

GLOBAL CROSSING

Investor contacts:
Kirsten Sullivan	 (Rochester NY)			Jensen Chow (Los Angeles CA)
+1 716 777 6179                    +1 310 385 5283
ksullivan@globalcrossing.com			    jchow@globalcrossing.com

Press contacts:
Michele Sadwick (Rochester NY)			  Tom Goff (Los Angeles CA)
+1 716 777 6021                    + 1 310 385 5231
msadwick@globalcrossing.com				    tgoff@globalcrossing.com

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